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                                                                    Exhibit 3.11

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             ALPHA NR HOLDING, INC.

      Alpha NR Holding, Inc., a Delaware corporation, hereby certifies that:

      The name of the corporation is Alpha NR Holding, Inc. The corporation was originally incorporated under the name Alpha Natural Resources, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 22, 2002.

      The Restated Certificate of Incorporation of the corporation attached hereto as Exhibit "1", which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented, has been duly adopted by the corporation's board of directors and sole stockholder in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation's sole stockholder having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated:  April 14, 2005
                             ALPHA NR HOLDING, INC.

                             By:  /s/ Vaughn R. Groves
                             Name: Vaughn R. Groves
                             Title: Vice President, Secretary & General Counsel

                                                         State of Delaware
                                                        Secretary of State
                                                     Division of Corporations
                                                   Delivered 01:59 PM 04/14/2005
                                                     FILED 01:34 PM 04/14/2005
                                                    SRV 050303098-3517256 FILE

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                                  EXHIBIT "1"

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             ALPHA NR HOLDING, INC.

                                   ARTICLE I
                              NAME OF CORPORATION

              The name of this corporation (the "Corporation") is:

                             Alpha NR Holding, Inc.

                                   ARTICLE II
                                REGISTERED OFFICE

            The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, 19808, County of New Castle, and the name of its registered agent at that address is Corporation Service Company.

                                   ARTICLE III
                                     PURPOSE

            The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware Code").

                                   ARTICLE IV
                            AUTHORIZED CAPITAL STOCK

      A. The Corporation shall have the authority to issue 100 shares of Common Stock, par value $0.01 per share ("Common Stock").

      B. Each common stockholder of record shall have one vote for each share of Common Stock which is outstanding in his or her name on the books of the Corporation and which is entitled to vote. In the election of directors, each stockholder shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate.

      C. Common stockholders of the Corporation shall not have preemptive rights.

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                                    ARTICLE V
                          BOARD POWER REGARDING BYLAWS

            In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

                                   ARTICLE VI
                              ELECTION OF DIRECTORS

            Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

                                   ARTICLE VII
                INDEMNIFICATION; LIMITATION OF DIRECTOR LIABILITY

      A. The Corporation shall indemnify its directors, officers, employees and agents, or persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation, where such person is made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation or serving such capacity in another corporation at the request of the Corporation, in each case to the fullest extent permitted by Section 145 of the Delaware Code as the same exists or may hereafter be amended.

      B. To the fullest extent permitted by the Delaware Code as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

      C. If the Delaware Code is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the Corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the Delaware Code, as so amended from time to time. No repeal or modification of this Article VII by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article VII at the time of such repeal or modification.

                                  ARTICLE VIII
                                 CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

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